Mr. Dean Dumont, President

April 16, 2004

NewsWireCentral, Inc.

99 Boulder Dr.

Milford, NH 03055

March 10, 2004

Mr. Michael A. S. Green

Miad Systems, Inc.

43 Riviera Drive #6

Markham, Ontario, Canada L3R 5J6

RE: Acquisition of Miad Systems, Inc. (“MIAD”) shares by NewsWireCentral (“NWC”)

Dear Michael,

The following numbered paragraphs of this letter reflect the certain mutual understandings of the matters described in them. Each party acknowledges that these provisions are not intended to create or constitute any legally binding obligations between NWC Michael A. S. Green (“Green”) and MIAD and neither NWC, Green, nor MIAD shall have any liability to the other party with respect to any of the provisions hereafter set forth until a fully integrated definitive agreement (“ Definitive Agreement”) and other related documents are prepared, authorized, executed and delivered by and between the parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this letter shall have any liability to any other party to this letter based upon, arising from or relating to this letter.

1.

Basic transaction.  NWC will acquire common stock, for a control position, consisting of the 2,550,000 shares of MIAD’s currently issued and outstanding of 3,711,400, from Green for USD$250,000; the parties intend that the closing of the proposed transaction will occur at the earliest possible date.

2.

Asset Transfer.  At the closing, Green will acquire all of the assets from MIAD and assume all of its liabilities as well as the name MIAD Systems, Inc.

3.

Registration of Securities.  The MIAD shares will be registered on a form SB2 or the appropriate form upon request, at any time after the closing on a “best efforts” basis by NewsWireCentral, Inc upon completion of the acquisition.

4.

Timetable.  During the 30 day period, according to the Securities Act of 33, as Amended, after the date hereto, (the “Due Diligence Period”) NWC will complete its due diligence review and will agree to proceed immediately during the Due Diligence period, towards the negotiation of a definitive agreement, the form of which will be provided by NWC counsel, and work to diligently and in good faith toward the execution of a definitive agreement and the closing of the acquisition as soon as practical thereafter at the time and place to be mutually agreed upon by the parties.

5.

Access to Information.  From the date hereof until the closing of the acquisition, MIAD shall afford NWC representatives reasonable access to MIAD, permit NWC representative to make such inspections or other inquiries that NWC may require.

6.

Conduct of Business Pending Closing.  Unless the Agreement is terminate, until the closing of the acquisition, NWC shall (i) continue to operate the company in the usual and ordinary course of business consistent with past practices, and (ii) use its best efforts to preserve the value of the company including the goodwill of NWC and NWC relevant employees, independent contractors, suppliers, and other contacts. No transaction outside of the normal course of business will be executed unless assented to by MIAD and NWC.

7.

Definitive Agreement.  The obligations of NWC, Green and MIAD are expressly subject to negotiation, execution and delivery of a mutually satisfactory definitive agreement of the Acquisition, containing representations, warranties, covenants agreements, conditions and indemnities as are customary and not limited in transactions of this type. In order to move the transaction forward, it should be both parties' intent to generate the Definitive Agreements in a relatively short timeframe. MIAD is to prepare the Stock Purchase and Asset Purchase Agreements

8.

Conditions to Closing.  The consummation of the Acquisition shall be subject to and continued upon, among other things, the following:

(a)

The execution of a mutually acceptable definitive agreement, including but not limited to a default provision regarding the $250,000 within a specific time frame but no more than 60 days, and fulfillment or waiver of the terms and conditions there of;

(b)

The receipt of all other required approval by the NWC Board of directors, NWC shall clear approval by the State of Nevada to change domicile of the public company currently named MIAD Systems to NewsWireCentral, Inc, and complete the transfer of an Ontario Corporation to a Nevada Corporation (3 days post merger).

(c)

The completion of NWC’s due diligence investigations, with the results there of satisfactory to NWC;

(d)

Mutually acceptable indemnification for liabilities of MIAD;

(e)

The approval of the board of directors of each NWC and MIAD.

(f)

The members of the current sitting board of MIAD will resign, upon completion of a fully executed definitive agreement, in which all benefits from the company will be terminated. This includes, stock, stock options, warrants, prefered shares and any other related materials.  Shares directly owned by the board of directors will remain the sole possession of such directors. However, during the terms of this agreement the company, MIAD will create no further dilution of the securities of the company, in any way.

(g)

NWC will, upon signing of the definitive agreement file the necessary regulatory statements, ie, 8K, and other documents that may be required to complete this transaction.   The 14C will be filed by NWC upon completion of the definitive agreement, with the Securities and Exchange Commission. SEC documentation required to move forward should be prepared and filed by NWC, subject to review, if appropriate by MIAD counsel.

9.

Exclusivity. From the date hereof and for the duration of the Due Diligence Period or such longer period as the parties may continue to negotiate the proposed Acquisition, MIAD and its representatives shall refrain form soliciting, discussion or negotiating with any third party, any inquiries, proposal or offers in respect of the sale to NWC or any portion thereof. In the event that MIAD or its representatives receives an unsolicited offer or proposal for any such sale, or obtains information that such an offer or proposal is likely to be made, MIAD will notify NWC immediately upon notice thereof.

10.

Expenses. Each party will pay for all its own expenses for legal, accounting and other professional fees incurred in connection with the Acquisition, whether or not consummated.

11.

Public Disclosure. Prior to the signing of the definitive agreement, contemplated hereby, neither NWC or MIAD unless required by law, shall issue any press release or otherwise publicly announce any matters relating to the Transactions contemplated hereby

12.

Effect of the Letter.  Governing law; Except for the provisions of the aforementioned paragraphs above, this letter is not intended to be and is not a binding contract between us, but is intended merely as a statement of out good faith, mutual intent and understanding as of this date to proceed with the acquisition on the terms outlined in this letter and, the parties will be jointly bound only in accordance with the terms and conditions in accordance with the laws of the states of New Hampshire, without regards to principles of conflicts of law.

NEWSWIRECENTRAL, INC		MIAD SYSTEMS, INC.
By:		By:
	Dean S. Dumont, President		Michael A. S. Green, President